UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 8, 2013

ARCH THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178883	46-0524102
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Broadway, 14th Floor
Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 475-5254

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)           Effective July 8, 2013, Arch Therapeutics, Inc. (the “Company”) appointed Mr. William M. Cotter as its Chief Operating Officer. Also on July 8, 2013, the Company issued a press release announcing the appointment of Mr. Cotter.

Mr. Cotter, 63, is an industry veteran who brings expertise in operations and product development to his role with the Company. He has over 30 years of operational experience with various medical device, diagnostics, biologics and life science companies, ranging from early stage start-ups to large multinational corporations. Most recently, Mr. Cotter has provided consulting and advisory services to early stage biomaterials and medical device companies, including providing advisory services since 2011 to Arch Biosurgery, Inc., a wholly owned subsidiary of the Company. Prior to that, Mr. Cotter served in senior operations and development roles for various companies including Cohera Medical from January 2009 to January 2012, Helicos Biosciences from May 2007 to June 2008, Closure Medical Corporation (acquired by Johnson & Johnson) from June 1997 to June 2007, Sanofi Diagnostics Pasteur (acquired by Beckman Coulter) from June 1989 to June 1997, Genetic Systems Corporation (acquired by Bio-Rad) from June 1984 to June 1989 and Advanced Technology Laboratories (acquired by Philips HealthCare) April 1980 to June 1984. While with Closure Medical Corporation, Mr. Cotter served as the Vice President of Operations and had direct responsibility and accountability for all product transfers from R&D, Engineering, Quality Control, Document Control, Production and Logistics. During that tenure, Mr. Cotter was part of a team that developed Closure Medical Corporation’s Dermabond®, the first synthetic topical skin adhesive approved by the U.S. Food and Drug Administration, and was the development project leader and co-inventor of the Dermabond TSA ProPen delivery applicator, which won the 2004 Medical Design Excellence Gold Medal Award. Mr. Cotter was also an integral part of the Closure Medical Corporation senior management team that led to a successful acquisition by Johnson & Johnson in June 2005. Prior to his tenure at Closure Medical Corporation, Mr. Cotter spent eight years with Sanofi Diagnostics Pasteur, where he had direct responsibility for all North American industrial sites and chaired that company’s World Wide Manufacturing Committee. Mr. Cotter is listed as co-inventor on eight U.S. patents, and is a graduate of Ohio University.

There are no family relationships between Mr. Cotter and any of the Company’s other officers or directors, and the Company is not aware of any transaction relating to Mr. Cotter that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with Mr. Cotter’s appointment, the Company has entered into an executive employment agreement with Mr. Cotter. The agreement continues until terminated by the Company or by Mr. Cotter. Pursuant to the terms of the agreement, Mr. Cotter is entitled to an initial annual base salary of $175,000 and is eligible to receive an annual cash bonus in an amount of up to 20% of Mr. Cotter’s then-current annual base salary. Annual bonuses are awarded at the sole discretion of the Company’s Board of Directors.

If the agreement is terminated by the Company at any time after January 1, 2014 unless it is terminated by the Company “For Cause” (as defined in the agreement), or is terminated by Mr. Cotter at any time for “Good Reason” (as defined in the agreement), then Mr. Cotter, upon signing a release in favor of the Company, would be entitled to severance in an amount equal to six months of Mr. Cotter’s then-current annual base salary payable in the form of salary continuation, plus monthly reimbursement of up to $1,200 for Mr. Cotter’s health, dental and vision benefits coverage premiums until the earlier of (i) 12 months following the date of such termination, or (ii) the date Mr. Cotter becomes covered under another employer’s health plan. In addition, in the event of a change of control of the Company, termination by Mr. Cotter for Good Reason, or termination as a result of Mr. Cotter’s death or disability, the agreement provides that all unvested shares under outstanding equity grants to Mr. Cotter, if any, shall accelerate and become fully vested.

The agreement provides the following definitions of “For Cause” and “Good Reason”: (a) “For Cause” is the executive’s commission of a crime involving dishonesty, breach of trust, or physical harm to any person, the executive’s engagement in conduct that is in bad faith and materially injurious to the Company, the executive’s commission of a material breach of the employment agreement, the executive’s willful refusal to implement or follow a lawful policy or directive of the Company, or the executive’s engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; and (b) “Good Reason” is, without the executive’s written consent, a material reduction in the executive’s annual base salary (except for reductions that are comparable to reductions generally applicable to similarly-situated executives of the Company), a relocation of the executive to a facility or location that is more than 50 miles from his primary place of employment and results in an increase in one-way driving distance by more than 50 miles (provided that any such relocation shall not constitute Good Reason if the executive is permitted to perform his duties remotely from or near his home for two weeks per month), or a material and adverse change in the executive’s authority, duties, or responsibilities with the Company or reporting relationship within the Company.

The foregoing description of the terms of Mr. Cotter’s employment agreement with the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement, effective July 8, 2013, by and between Arch Therapeutics, Inc. and William M. Cotter
99.1	Press Release issued by Arch Therapeutics, Inc. on July 8, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCH THERAPEUTICS, INC.

Dated: July 8, 2013	By:	/s/ Terrence W. Norchi, M.D.
Name: Terrence W. Norchi, M.D.
Title: President, Chief Executive Officer